Exhibit 99.1

101 JFK Parkway  ☐  Short Hills, NJ 07078
news release
Contact: Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com
Investors Bancorp to Acquire $250 Million in Deposits and 6 Banco Popular
Branches in New Jersey
Short Hills, N.J. — (PR NEWSWIRE) — May 21, 2009 — Investors Bancorp, Inc. (NASDAQ:ISBC) announced today that Investors Savings Bank (“Investors”), its wholly-owned subsidiary, has signed a purchase and assumption agreement with Banco Popular North America to acquire approximately $250 million of deposits and six New Jersey branch offices for a deposit premium of 1.0%. Investors is not acquiring loans as part of this transaction.
Commenting on the transaction, Kevin Cummings, President and CEO of Investors said “Building upon our recent acquisition of American Bancorp of New Jersey, this transaction enables us to strategically expand our franchise, leverage our strong financial position and enhance shareholder value.” Investors’ existing branch network will be complemented by adding branch offices in Clifton(2), Montclair, Newark(2) and East Orange, New Jersey.
Mr. Cummings continued, “We look forward to providing the same high quality, personalized level of customer service experienced by the depositors and communities served by these branch offices.” Investors expects to retain the current staff at these branch offices.
This transaction has received approvals from the boards of directors of both companies, and remains subject to regulatory approval. The acquisition is expected to close during the quarter ending September 2009.
About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-three branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey. Five additional branches will be added upon the completion of the American Bancorp of New Jersey acquisition scheduled to close on May 31, 2009.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.